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                                                                   EXHIBIT 99.1

APRIL 28, 1999

SUIZA FOODS AND BROUGHTON FOODS AGREE TO SETTLE ANTITRUST
LAWSUIT WITH U.S. DEPARTMENT OF JUSTICE MERGER TO PROCEED

Dallas, Texas and Marietta, Ohio, April 28, 1999 - Suiza Foods Corporation (NYSE/SZA) and Broughton Foods Company (NASDAQ/MILK) today announced that they have reached an agreement with the U.S. Department of Justice Antitrust Division ("DOJ") to settle the civil antitrust lawsuit brought by DOJ against Suiza and Broughton in March 1999 to enjoin Suiza's proposed merger with Broughton. The proposed settlement will allow Suiza to complete its proposed merger with Broughton, conditioned upon Suiza's agreement to later sell the business conducted at Broughton's Southern Belle Dairy based in Pulaski County, Kentucky. The proposed settlement is subject to approval by the U.S. District Judge for the Eastern District of Kentucky London Division where the DOJ's antitrust lawsuit is currently pending. Before the settlement is approved by the court, it must be submitted for public comment for a period of 60 days, but the parties may close the merger prior to final approval of the settlement. Pursuant to the proposed settlement, Suiza will agree to sell the Southern Belle Dairy to a buyer acceptable to the DOJ within six months after the settlement agreement is filed with the court.

As a result of the requirements of the proposed settlement agreement, Suiza and Broughton have today as of approximately 5:50 p.m. Eastern Daylight time entered into an amendment to the September 1998 Agreement and Plan of Merger between Suiza and Broughton. The amendment lowers the consideration to be received by all Broughton stockholders (other than 5 directors of Broughton and certain of their affiliates who are parties to a separate stock purchase agreement with Suiza) from $19 cash per share to $16.50 cash per share. Pursuant to an amendment to the stock purchase agreement with the 5 Broughton directors and certain of their affiliates, the 5 Broughton directors and their affiliates will sell an aggregate of 2 million Broughton shares to Suiza for $11.25 per share, plus the contingent right to receive $1.25 per share if certain conditions are satisfied. The amendment to the Agreement and Plan of Merger is subject to the approval of Broughton's stockholders.

Assuming all conditions to closing are satisfied, Suiza and Broughton anticipate closing the proposed acquisition on May 31, 1999. Either party may terminate the amended merger agreement if the transaction is not closed by June 30, 1999.

Certain statements and information in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are indicated by phrases such as "anticipates," "expects" and "intends" or words of similar meaning or import. Such statements are subject to certain risks, uncertainties, or assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those set forth in the applicable forward-looking statement. Among the key risk factors that may have a direct bearing on whether the parties' forward-looking statements materialize are (i) risks associated with the parties' ability to satisfy closing conditions contained in the merger agreement, including approval of the amended merger agreement by Broughton stockholders; (ii) risks relating to approval of the proposed settlement with DOJ by the court. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those set forth in the applicable forward-looking statement. Any forward-looking statements made or incorporated by reference herein speak only as of the date of this press release. The parties expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in expectations with regard thereto or any changes in the events, conditions, or circumstances on which any such statement is based.



Broughton Media Contact:



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Todd R. Fry
Chief Financial Officer
Office: (740) 373-4121 Ext. 816
Home: (740) 374-2364

Suiza Media Contact:
J. Michael Lewis
Investor Relations
Office: (214) 303-3437